Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Forge Global Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, that may be issued under the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan	457(c) and 457(h)	5,176,827 (2)	$1.5800 (3)	$8,179,386.66	$110.20 per $1,000,000	$901.37
Equity	Common stock, par value $0.0001 per share, that may be issued under the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan	457(c) and 457(h)	1,725,609 (4)	$1.3430 (5)	$2,317,492.89	$110.20 per $1,000,000	$255.39
Total Offering Amounts					$10,496,879.55		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,156.76

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share of the registrant (the “Common Stock”) that may become issuable under the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”), and the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of shares of the registrant’s outstanding common stock.

2.Represents an automatic annual increase on January 1, 2023 equal to 3% of the total number of shares of Common Stock outstanding on the immediately preceding December 31, which annual increase is provided for in the 2022 Plan.

3.Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on March 24, 2023, which date is within five business days prior to the filing of this registration statement, which was $1.58 per share.

4.Represents an automatic annual increase on January 1, 2023 equal to 1% of the outstanding shares of Common Stock on the immediately preceding December 31, which annual increase is provided for in the 2022 ESPP.

5.Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of $1.58, the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on March 24, 2023. Pursuant to the 2022 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.